Mail Stop 3561

March 27, 2006


Via U.S. Mail

Mr. Jirka Rysavy
Chief Executive Officer
Gaiam, Inc.
360 Interlocken Boulevard
Broomfield, Colorado 80021


	RE:	Gaiam, Inc.
		Form 10-K for the year ended December 31, 2004
		Filed March 3, 2005
		Form 10-Q for the quarter ended September 30, 2005
		File No. 0-27517

Dear Mr. Rysavy:

We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


Sincerely,



Linda Cvrkel
Branch Chief


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Mr. Jirka Rysavy
Gaiam, Inc.
September 29, 2005
Page 1